Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, CBIZ, Inc. (the “Company,” “we,” “us,” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $0.01 par value per share, which we refer to as our common stock. Shares of our common stock are listed on The New York Stock Exchange under the symbol “CBZ.”

Description of Capital Stock

The following is a description of the material terms of our capital stock. It does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation, as amended, which we refer to as our Restated Certificate of Incorporation, and our Amended and Restated Bylaws, as amended, which we refer to as our Bylaws, and the General Corporation Law of the State of Delaware, which we refer to as the DGCL.

Our authorized capital stock consists of 250,000,000 shares of common stock and no shares of preferred stock. As of December 31, 2019, an aggregate of 55,419,410 shares of our common stock were outstanding and 77,636,602 were held as treasury shares. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

The holders of our common stock:

•	are entitled to dividends as may be declared by the Board out of funds legally available therefore on a pro-rata basis;
•

are entitled to one vote for each share held on all matters submitted to a vote of stockholders and each matter property presented to any meeting shall be decided by a majority of the votes present and entitled to vote on the matter;

•	may designate directors as “advisory directors” rather than regular voting directors at any annual or special meeting of the shareholders;
•	are entitled, upon liquidation, dissolution or winding up of the company, to share ratably in the company’s net assets remaining after the payment of any and all creditors; and
•	have such other rights and privileges as may be allowed them by the laws of the State of Delaware.

The holders of our common stock are not entitled to cumulate their votes in the election of directors. As a result, the holder or holders of a majority of the outstanding shares of common stock will be able to elect the company’s directors then standing for election as terms expire. Holders of our common stock have no preemptive rights. Holders of our common stock have no sinking fund, redemption or conversion rights.

Our Board is authorized without further stockholder approval to issue from time to time shares of our common stock in one or more series and, except for the rights and restrictions discussed above, to fix or alter the relative, participant, optional or special rights and any qualifications, limitations or restrictions of the shares of each such series. The issuance of any new series of our common stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by our stockholders and may adversely affect the voting and other rights of our common stockholders. The issuance of any new series of our common stock with voting and conversion rights may adversely affect the voting power of our common stockholders, including the loss of voting control to others. We have no present plans to issue any new series of our common stock.

Anti-takeover Provisions

General

We have certain provisions in our Restated Certificate of Incorporation and Bylaws, which could be considered anti-takeover provisions. These provisions provide that:

•	our Board is divided into three classes of directors, with one class to be elected to a three-year term at each annual meeting of stockholders;
•	a director may be removed only for cause upon the affirmative vote of the holder or holders of a majority of shares of the outstanding common stock, or two-thirds of the other directors;
•	the Board of Directors may change the status of a director from an advisory director to a voting director or from a voting director to advisory director;
•	the Board of Directors may from time to time establish minimum qualifications for eligibility to become a director, including but not limited to a prerequisite stock ownership in the company;
•	the Bylaws may be made, altered, or repealed, or new bylaws may be adopted by the shareholders or the Board of Directors;
•	our Board may increase its own size within certain limits and may appoint new directors to fill the resulting vacancies; and
•	unless otherwise provided by law, only our Board or our President may call special meetings of stockholders.

In addition, neither our Restated Certificate of Incorporation nor Bylaws provide for cumulative voting for the election of directors. These provisions may delay stockholder actions on certain business combinations and on electing new members to our Board. These potential delays may discourage a stockholder who desires to participate in a business combination or to elect a new director from purchasing our common stock on the open market.

Effect of Delaware Anti-Takeover Statute

We are also subject to Section 203 of the DGCL, an anti-takeover law that regulates corporate acquisitions. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;
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any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or more transactions) of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation, which assets have a market value equal to 10% or more of either the aggregate market value of all (i) the assets of the corporation or (ii) the outstanding capital stock of the corporation, involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of any subsidiary to the interested stockholder;

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any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series of the corporation or of any subsidiary beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary.

Section 203 defines an interested stockholder, subject to certain exceptions, as any person beneficially owning 15% or more of the outstanding voting stock of the corporation, or any person that is an affiliate or associate of the corporation and who beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date of determining whether such person is an interested stockholder, and any affiliate or associate of that person.

Limitation of Liability of Directors

The Restated Certificate of Incorporation generally provides that, no director shall be liable to the company or its stockholders for monetary damages for breach of certain fiduciary duties provided that the indemnification shall not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the company or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or payment of any unlawful dividend or for any unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit.

The Bylaws provide that each person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, other than an action by or in the right of the company, by reason that such person is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgements, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful shall be indemnified.

Additionally, the company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or no opposed to the best interests of the company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable for negligence or misconduct in the performance of his duty to the company unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The rights conferred in the Bylaws includes the right to have the company pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined that such indemnitee is not entitled to be indemnified under the Bylaws or otherwise.